EX-99

FOR IMMEDIATE RELEASE

Commonwealth Energy Corporation Announces Second Quarter Results

Tustin, California, March 18, 2004. Commonwealth Energy Corporation, a leading U.S. electricity service provider, announced results for the second quarter ended January 31, 2004.

Commonwealth Energy’s revenues for the second quarter of fiscal 2004 were $47.0 million, up 48%, as compared to the second quarter of fiscal 2003. This increase in revenues was due primarily to an increase in sales in Pennsylvania of $9.1 million, or 86%, over the second quarter in fiscal 2003 and an increase in sales in Michigan of $6.6 million, or 457%, over the second quarter in fiscal 2003. Despite the increased sales, Commonwealth experienced a net loss because of increases in energy costs per kilowatt hour (kWh) due in great part to the recent high prices of natural gas that drives the cost of electricity in each of Commonwealth’s markets. Margins were further reduced in California as a result of significant utility price reductions that also negatively impacted Commonwealth’s retail pricing. Continued operating losses in Power Efficiency Corporation, which are included in Commonwealth’s consolidated financial statements also contributed to Commonwealth’s net loss.

Results for the second quarter were also impacted by the recording of an impairment loss of $4.8 million at Summit Energy. This reflects an adjustment in the carrying value of Commonwealth’s investments in Summit Energy to the percentage equity ownership of Summit Energy’s three investments. These investments are incurring operating losses, and continuing operations will be dependent upon their securing additional financing to meet their funding needs. Commonwealth has no obligation to invest additional funds into Summit. Summit was formed nearly three years ago to invest in companies that manufacture or market energy efficiency products.

At January 31, 2004, the Company had total assets of $110.4 million, equity of $84.5 million, unrestricted cash of $54.4 million and no long-term debt.

“Our second quarter’s performance continues our positive results in terms of revenue growth. Utility tariff reductions hurt our operating results as our current pricing strategy is sensitive to the utilities’ rates. We believe utility rates will trend upward if natural gas prices continue at their current high prices. We believe expanding into new markets, developing new electricity products that better meet our larger customers’ needs as well as our margin requirements, and continuing to target new customers will alleviate the negative impact of California utility strategies on our pricing. With more geographic diversification and sharpened focus on achieving increased margins, we will be better positioned for profitability in the near future.” stated Ian Carter, Commonwealth’s Chairman and CEO.

About Commonwealth Energy Corporation

Headquartered in Tustin, California, and operating under the brand name “electricAmerica,” Commonwealth Energy Corporation is one of the largest energy service providers in California, and also provides retail electric service to the Philadelphia, Pennsylvania, Detroit, Michigan, and New Jersey market areas. Commonwealth is licensed by the Federal Energy Regulatory Commission as a power marketer and is a recognized leader in the deregulated energy marketplace, offering retail electricity and energy efficiency products and services. Commonwealth currently serves business and residential electricity customers in multiple U.S. markets.

For more information about Commonwealth, please contact: Roy Reeves, Vice President of Marketing, Commonwealth Energy Corporation, 15901 Red Hill Avenue, Suite 100, Tustin, California 92780; Telephone: 1-800-ELECTRIC; e-mail: rreeves@electric.com.

Forward Looking Statements

This press release contains information about future expectations, plans and prospects that may constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. For this purpose, any statement contained herein, including those of Commonwealth’s Chairman and CEO, that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe,” “anticipate,” “expect,” “estimate,” “await,” “continue,” “intend,” “plan” and similar expressions, are intended to identify forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management’s belief, as well as assumptions made by, and information currently available to, management. While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the Company’s goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the Company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Some of these factors include: (a) legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; (b) volatility in commodity prices and interest rates; (c) the extent and timing of the entry of additional competition in the markets in which the Company competes; (d) the Company’s dependence upon a limited number of third parties to generate and supply to the Company electricity and timely perform their contracts with the Company; (e) the Company’s dependence upon limited number of utilities to transmit and distribute the electricity the Company sells to its customers and to timely perform their contracts with the Company; (f) the Company’s ability to obtain credit necessary to support future growth and profitability; (g) the Company’s continued ability to obtain and maintain licenses from the states in which the Company operates; and (h) and other factors detailed in the Company’s periodic reports and registration statements filed with the SEC. Commonwealth Energy specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)	Second Quarter Ended January 31,
	2004	2003
Net revenue	$47,038	$31,759
Direct energy costs	42,961	24,569

Gross profit	4,077	7,190
Selling & marketing expenses	1,008	1,023
General and administrative expenses	5,829	4,680

Income (loss) from operations	(2,760)	1,487
Other income and expenses:
Reorganization and initial public listing expenses	(1,028)	—
Initial formation litigation expenses	—	(787)
Provision for impairment on investments	(4,843)	—
Loss on equity investments	—	(148)
Minority interest share of loss	351	—
Interest income, net	151	215

Total other income and expenses	(5,369)	(720)

Income (loss) before provision for (benefit from) income taxes	(8,129)	767
Provision for (benefit from) income taxes	(768)	180

Net income (loss)	$(7,361)	$587

Earnings (loss) per share – basic	$(0.27)	$0.02
Earnings (loss) per share – diluted	$(0.27)	$0.02

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)	January 31, 2004	July 31, 2003
Assets
Cash and cash equivalents	$54,376	$40,921
Account receivables, net	23,482	37,861
Prepaid and other current assets	9,438	9,692

Total current assets	87,296	88,474
Restricted cash and cash equivalents	12,171	20,773
Property, and equipment, net	2,793	2,984
Goodwill	1,949	3,007
Other assets	6,192	10,632

Total assets	$110,401	$125,870

Liabilities and Shareholders’ Equity
Accounts payable	$18,251	$24,936
Accrued liabilities	6,577	7,127

Total current liabilities	24,828	32,063
Deferred income tax liabilities	187	187
Minority interest	851	603
Shareholders’ equity	84,535	93,017

Total liabilities and shareholders’ equity	$110,401	$125,870